Exhibit 99.1

FOR IMMEDIATE RELEASE
Willbros Reports Third Quarter 2010 Results
•	Strong growth in backlog to $1.04 billion
•	Results include goodwill impairment and reduction of earnout contingency
HOUSTON, TX, NOVEMBER 8, 2010 — Willbros Group, Inc. (NYSE: WG) announced today results for the three and nine months ended September 30, 2010.

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net Income (loss), continuing operations
$ Thousands	35,986	1,683	32,057	27,578
$ Per Diluted Share	0.71	0.04	0.76	0.71

Special Items, net of tax
$ Thousands	(38,140)	—	(38,140)	—

Net Income (loss), continuing operations excluding special items
$ Thousands	(2,154)	1,683	(6,083)	27,578
$ Per Diluted Share	(0.05)	0.04	(0.15)	0.71
For the third quarter of 2010, Willbros reported earnings from continuing operations of $36.0 million, or $0.71 per diluted share, on revenue of $408.8 million. As anticipated, third quarter results were impacted by costs of approximately $7.9 million associated with the transaction to acquire InfrastruX Group, Inc., which closed on July 1, 2010. The third quarter net income includes two non-cash items: 1) a $45.3 million reduction of the earnout contingency associated with the InfrastruX acquisition and 2) a $7.2 million after tax impairment charge related to the Downstream Oil & Gas segment, which was acquired in November 2007. Absent these two items, third quarter results would have been an approximately $2.2 million net loss, or $0.05 per share, from continuing operations.
Third quarter results benefited primarily from high utilization and excellent execution in the Upstream Oil & Gas segment, but lower than anticipated revenue and delayed project awards in the InfrastruX operations, which are now reported in the Utility Transmission & Distribution (“Utility T&D”) segment, offset this benefit.
Randy Harl, President and Chief Executive Officer, commented, “We are clearly disappointed by lower than anticipated revenue levels in our newly acquired Utility T&D segment and are focused on accelerating the integration process and applying our management systems and processes to this new segment. The solid results of our Upstream segment and the profitable performance (before the impairment charge) in our Downstream segment during the third quarter demonstrates the effectiveness of our proven systems and controls in achieving our intended results. While we expect the financial performance of the Utility T&D segment to remain suppressed in the fourth quarter due to delayed work, we continue to view this acquisition as a strategic addition that not only diversifies our end market exposure but also provides the platform for Willbros to participate in the growing U.S. electric transmission and distribution market.

CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

“We believe that we have the people, systems and controls in place at Willbros to enhance our future capability and the performance in our new segment as well as in our other businesses,” added Harl. “Company-wide, our current emphasis is on cost rationalization in our Downstream segment, fostering a more regional midstream approach in our Upstream segment and integrating the Utility T&D segment into the Willbros enterprise. We will continue to look for additional opportunities to improve our cost structure across all of our business segments. We are actively evaluating each of our markets and non-strategic and underutilized assets to determine the optimal market exposure and courses of action to respond to the changing business environment.
“With over one billion dollars in backlog, we remain committed to our strategic vision and belief that diversification and expansion of our end markets, a broader geographic reach and emphasis on recurring revenue streams, will strengthen the company over time,” concluded Harl.
Segment Operating Results and Outlook
The Upstream Oil & Gas segment reported operating income for the third quarter of $27.0 million on revenue of $169.7 million. Strong performance in Upstream construction units in the United States, stronger levels of work assignments in the Upstream Engineering unit (which are viewed as a precursor of construction activity), increased oil sands related activities in Canada, and additional time and material work in Oman all contributed to third quarter results. The outlook for the Upstream segment is characterized by backlog growth in Canada, Oman and Engineering, with Canada pipeline construction operations booked into the first quarter 2012. U.S. Construction has multiple bidding opportunities, but visibility is at a seasonal low as the market has reverted to historical patterns of fourth and first quarter bidding activity for projects planned to be initiated in early Spring months and completed during the favorable summer and fall work seasons. Drilling and construction activities in the shale plays, particularly in the liquids rich areas of the Marcellus, Eagle Ford and Bakken, offer increased opportunities for our services. We are actively pursuing these opportunities by expanding our presence and integrating best practices from our legacy project management and engineering services with the regional model from the Utility T&D segment.
The Downstream Oil & Gas segment was profitable and generated $0.4 million in operating income, excluding the pre-tax impairment charge of $12.0 million. Including the impairment charge, the segment reported a loss from operations of $11.6 million on revenue of $80.9 million. The Downstream segment benefited from the start-up of previously booked maintenance and turn around activities. During the third quarter, Downstream Engineering booked a $14.0 million engineering, procurement and construction (“EPC”) project and is pursuing additional similar and larger EPC opportunities. Management believes the Downstream sector to be at or near the trough of this business cycle as engineering and EPC inquiries have increased throughout 2010. However, work awards to Willbros Downstream continue to lag inquiries, especially for small capital projects, and Downstream Engineering continues to be pressured by lower than optimal volume and margin pressure.

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

The Utility Transmission & Distribution segment reported an operating loss of $16.0 million on revenue of $158.2 million. The Utility T&D segment was impacted by costs associated with the closing of the transaction to acquire Infrastrux of approximately $ 7.9 million. Utility T&D results were also impacted by lower than forecast performance in certain business units due to minimal storm restoration revenues, the delay in commencement of major construction projects including a large solar generation project; and lower than expected electric transmission construction revenues. Transmission construction revenues are expected to continue at lower levels through the fourth quarter prior to an anticipated ramp up in activity beginning in the first quarter of 2011. Bid activity in the Northeast region is increasing and visibility is improving for the transmission construction services we provide in that market.
Backlog(3)
At September 30, 2010, Willbros reported backlog from continuing operations of $1.04 billion compared to $391.7 million at December 31, 2009. Backlog in Upstream increased $140 million since December 31, 2009. Backlog in Downstream grew quarter over quarter, rising $34 million to $138 million. At September 30, 2010, backlog in Utility T&D was approximately $516 million with more than 70 percent associated with MSA agreements, including the Oncor alliance. As a reminder, Willbros only books up to 12 months of expected revenue on all MSA’s.
InfrastruX Acquisition
On July 1, 2010, the Company completed the acquisition of 100% of the outstanding stock of InfrastruX Group, Inc. (“InfrastruX”) for a purchase price of approximately $486.0 million before working capital and other transaction adjustments. The Company paid approximately $372.0 million in cash, a portion of which was used to retire InfrastruX indebtedness and pay InfrastruX transaction expenses, and issued approximately 7.9 million shares of the Company’s common stock to the shareholders of InfrastruX. Cash paid was comprised of $72.0 million in operating cash and $300.0 million provided from a newly issued term loan facility. The acquisition was completed pursuant to an Agreement and Plan of Merger, dated March 11, 2010.
EBITDA
EBITDA from continuing operations for the three months ended September 30, 2010 increased $64.5 million to $77.0 million from $12.5 million during the same period in 2009. The increase in EBITDA is primarily a result of the $45.3 million reduction in earnout contingency and increased contract income of $38.2 million (excluding depreciation) and an increase in contract margin of 4.4 percentage points for the three months ended September 30, 2010.

3 of 7
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

Liquidity
At September 30, 2010, Willbros had liquidity of $132.3 million, comprised of $100.8 million in cash and cash equivalents and $31.5 million in unutilized borrowing capacity under our 2010 Credit Facility. Cash and cash equivalents at year-end 2009 was $198.8 million.
Guidance
Van Welch, Chief Financial Officer, updated earnings guidance for 2010: “We are adjusting our annual guidance to reflect the full effect of the acquisition of InfrastruX, including a $45.3 million reduction of the earnout contingency, the disappointing performance of the Utility T&D segment and a $7.2 million after tax impairment charge related to the Downstream Oil & Gas segment. We now expect to generate earnings in the range of $0.25 to $0.30 per diluted share on revenue of $1.1 to $1.2 billion from continuing operations.” The Company will provide details of the change in guidance on its November 9, 2010 conference call.
Conference Call
Willbros will hold a conference call to discuss financial and operational results on Tuesday, November 9, 2010 at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time. To participate, dial (480) 629-9738 or (877) 941-6011 at least ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.willbros.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, November 16, 2010. You may access the replay by calling (303) 590-3030 or (800) 406-7325 and using the pass code 4377926#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; the disruptions to the global credit markets; the current global recession; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; delay of committed work under contract; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; the refinery crack spread and planned refinery outages and upgrades; the effective tax rate of the different countries where the work is being conducted; development trends of the oil, gas, power, refining and petrochemical industries and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Income Statement
Contract revenue
Upstream O&G	$169,749	$190,172	$432,849	$854,066
Downstream O&G	80,870	57,361	202,895	211,875
Utility T&D	158,173	—	158,173	—

	408,792	247,533	793,917	1,065,941

Operating expenses
Upstream O&G	142,769	184,712	394,900	807,086
Downstream O&G	92,476	59,322	229,857	210,366
Utility T&D	174,190	—	174,190	—

	409,435	244,034	798,947	1,017,452

Operating income (loss)
Upstream O&G	26,980	5,460	37,949	46,980
Downstream O&G	(11,606)	(1,961)	(26,962)	1,509
Utility T&D	(16,017)	—	(16,017)	—
Changes in fair value of earn out liability	45,340	—	45,340	—

Operating income (loss)	44,697	3,499	40,310	48,489

Other expense
Interest — net	(11,836)	(1,977)	(16,018)	(6,093)
Other — net	731	(126)	3,593	(18)

	(11,105)	(2,103)	(12,425)	(6,111)

Income (loss) from continuing operations before income taxes	33,592	1,396	27,885	42,378
Provision (benefit) for income taxes	(2,687)	(659)	(5,074)	13,257

Income (loss) from continuing operations	36,279	2,055	32,959	29,121
Income (loss) from discontinued operations net of provision for income taxes	(578)	(27)	(1,324)	(1,527)

Net income (loss)	35,701	2,028	31,635	27,594
Less: Income attributable to noncontrolling interest	(293)	(372)	(902)	(1,543)

Net income (loss) attributable to Willbros Group, Inc.	$35,408	$1,656	$30,733	$26,051

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$35,986	$1,683	$32,057	$27,578
Income (loss) from discontinued operations	(578)	(27)	(1,324)	(1,527)

Net income (loss) attributable to Willbros Group, Inc.	$35,408	$1,656	$30,733	$26,051

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.77	$0.04	$0.77	$0.71
Discontinued operations	(0.01)	—	(0.03)	(0.04)

	$0.76	$0.04	$0.74	$0.67

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.71	$0.04	$0.76	$0.71
Discontinued operations	(0.01)	—	(0.03)	(0.04)

	$0.70	$0.04	$0.73	$0.67

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(27,991)	$13,263	$17,640	$81,230
Investing activities	(420,311)	(14,533)	(416,085)	(16,091)
Financing activities	319,924	(2,836)	300,311	(32,203)
Foreign exchange effects	1,750	2,580	780	3,145
Discontinued operations	213	(143)	(533)	(222)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	46,997	38,722	41,652	38,657
Diluted	52,154	38,919	44,890	38,817
EBITDA(1)	$77,038	$12,516	$91,375	$78,010
Capital expenditures	4,779	3,710	13,723	10,369

Reconciliation of Non-GAAP Financial Measures

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$35,986	$1,683	$32,057	$27,578
Interest — net	11,836	1,977	16,018	6,093
Provision (benefit) for income taxes	(2,687)	(659)	(5,074)	13,257
Depreciation and amortization	19,903	9,515	36,374	31,082
Goodwill impairment	12,000	—	12,000	—

EBITDA	77,038	12,516	91,375	78,010

Stock based compensation	1,911	2,331	6,208	7,248
Restructuring and reorganization costs	85	2,418	698	8,207
Acquisition related costs	7,947	857	9,912	942
(Gains) losses on sales of equipment	(106)	(865)	(1,791)	165
Noncontrolling interest	293	372	902	1,543

Adjusted EBITDA (2)	$87,168	$17,629	$107,304	$96,115

Downstream operating income before special items
Operating income, as reported	$(11,606)	$(1,961)	$(26,962)	$1,509
Goodwill impairment	12,000	—	12,000	—

Operating income before special items	$394	$(1,961)	$(14,962)	$1,509

Net Income (loss) before special items (3)
Net income (loss), continuing operations	$35,986	$1,683	$32,057	$27,578
Changes in fair value of contingent earnout liability	(45,340)	—	(45,340)	—
Goodwill impairment, net of tax	7,200	—	7,200	—

Net income (loss), continuing operations before special items	$(2,154)	$1,683	$(6,083)	$27,578

Net income from continuing operations applicable to common shares (numerator for diluted calculation) before special items
Net income (loss), continuing operations (4)	$37,232	$1,683	$34,165	$27,578
Net income (loss), continuing operations before special items	$(2,154)	$1,683	$(6,083)	$27,578

Diluted Income (loss) before special items (3)
Continuing operations	$0.71	$0.04	$0.76	$0.71
Income (loss) per share before special items	$(0.05)	$0.04	$(0.15)	$0.71

Fully Diluted Shares
Diluted shares as reported	52,154	38,919	44,890	38,817
Diluted shares before special items (5)	46,997	38,919	41,652	38,817

6 of 7
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Balance Sheet Data
Cash and cash equivalents	$100,887	$227,302	$190,839	$198,774
Working capital	218,262	239,093	231,852	297,294
Total assets	1,342,153	767,828	720,317	728,378
Total debt	394,995	109,010	112,769	104,037
Stockholders’ equity	582,342	484,269	477,808	487,196

Backlog Data (6)
By Reporting Segment
Upstream O&G	$386,276	$328,596	$351,900	$245,586
Downstream O&G	138,443	104,842	132,483	146,156
Utility T&D	516,849	—	—	—

	$1,041,568	$433,438	$484,383	$391,742

By Geographic Area
North America	$991,714	$383,054	$436,058	$368,447
Middle East & North Africa	44,874	50,384	48,325	23,295
Other International	4,980

	$1,041,568	$433,438	$484,383	$391,742

(1)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)
Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)
Net Income (Loss), continuing operations before special items, a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other engineering and construction companies.

(4)
Calculation of net income applicable to common shares (numerator for diluted earnings per share calculation) excludes interest expense of $1,246 and $2,108, related to both the 2.75% and 6.5% convertible notes, for the three and nine months ended September 30, 2010.

(5)	Excluding the special items would result in a net loss from continuing operations, thus reclassifying all shares currently reported as dilutive to anti-dilutive.

(6)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.
# # #

7 of 7
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038